Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 2 dated February 17, 2026 relating to the Common Stock, par value $0.01 per share, of PHREESIA, INC. shall be filed on behalf of the undersigned.

GREENHOUSE FUNDS LLLP By: /s/ Joseph Milano
Name: Joseph Milano
Title: Authorized Person of the general partner

GREENHOUSE GP LLC By: /s/ Joseph Milano
Name: Joseph Milano
Title: Authorized Person

JOSEPH MILANO By: /s/ Joseph Milano